KPMG Hungária Kft.
Váci út 99.
H-1139 Budapest
Hungary

Telefon: +36 (1) 887 71 00
+36 (1) 270 71 00
Telefax: +36 (1) 887 71 01
+36 (1) 270 71 01
e-mail: info@kpmg.hu
Internet: www.kpmg.hu

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Euroweb International Corp.:

We consent to the incorporation by reference in the registration statement (No.333-.............) on Form S-8 of Euroweb International Corp. of our report dated March 23, 2005, with respect to the consolidated balance sheet of Euroweb International Corp. and subsidiaries as of December 31, 2004, and the related consolidated statements of operations and comprehensive loss, changes in stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-KSB of Euroweb International Corp.

Euroweb International Corp. has agreed to indemnify and hold KPMG Hungária Kft. harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG's consent to the incorporation by reference of its audit report on the Company's past financial statements incorporated by reference in this registration statement.

KPMG Hungária Kft.

KPMG Hungaria Kft.
Budapest, Hungary
June 22, 2005